Exhibit 15.4

AstraZeneca PLC Legal & Secretary’s Department 1 Francis Crick Avenue Cambridge Biomedical Campus Cambridge CB2 0AA For the attention of Adrian Kemp By email & by post Dear Ladies and Gentlemen BUREAU VERITAS STATEMENT OF ASSURANCE FOR ANNUAL REPORT AND FORM 20-F INFORMATION 2022 In connection with the anticipated filing by AstraZeneca PLC (“AstraZeneca”) of a Form 20-F with the U.S. Securities and Exchange Commission, Bureau Veritas hereby authorizes AstraZeneca to refer to Bureau Veritas’s external assurance on corporate responsibility related information as stated on page 218 and identified (highlighted in yellow) on the pages of the Annual Report and Form 20-F Information for the fiscal year ended December 31, 2022 (the “Annual Report”) annexed as Annex A, each of which is incorporated by reference in the registration statement No. 333-253315 on Form F-4 for AstraZeneca, in the registration statement No. 333-256406 for AstraZeneca on Form F-3, and in the registration statements No. 333-240298, No. 333-226830, 333-21 6901, No. 333-170381, No. 333-1 52767, No. 333-1 24689 and No. 333-09062 on Form S-8 for AstraZeneca. Our authorization is subject to AstraZeneca’s acknowledgement and agreement that: 1) Bureau Veritas has undertaken an independent review of the corporate responsibility information disclosed in the Annual Report and provided an opinion as to the accuracy and reliability of the information subject to the scope, objectives and limitations defined in the full assurance statement posted on AstraZeneca’s responsibility website; 2) AstraZeneca acknowledges and agrees that Bureau Veritas shall not be deemed an “Expert” in respect of AstraZeneca’s securities filings, and AstraZeneca agrees that it shall not characterize Bureau Veritas as such; and 3) AstraZeneca accepts full responsibility for the disclosure of all information and data, including that relating to Bureau Veritas, set forth in the Annual Report as filed with the SEC and agrees to indemnify Bureau Veritas from any third party claims that may arise therefrom.

Please indicate your agreement to the foregoing by signing in the space indicated below. Our authorization will not become effective until accepted and agreed by AstraZeneca. Very truly yours, /s/ David Murray Name: David Murray, Title: Sustainability Services Manager For and on behalf of Bureau Veritas U.K. Ltd ACCEPTED AND AGREED This 21 day of February 2023 AstraZeneca PLC /s/ Adrian C N Kemp Name: Adrian C N Kemp Title: Company Secretary

4 9 10 11 8 1 3 6 2 5 7 Commitment to our people We are empowering our people WRbUHDFKWKHLUIXOOSRWHQWLDOLQ DbG\QDPLFLQFOXVLYHDQGbKLJK performing working environment. For more information, see from page 44. 83,500 employees 2021: 83,100 2020: 76,100 49.5% of our senior roles DUHƮOOHGE\ZRPHQ Employees by reporting region Europe 38% Emerging Markets 35% US 20% Established Rest of World 7% Commitment to society We are harnessing the power RIb6FLHQFHDQG,QQRYDWLRQWR deliver a positive impact to society, healthcare systems DQGbWKHHQYLURQPHQW For more information, see from page 48. Priority 1 Access to healthcare Increasing access to life-saving treatments, promoting prevention, and strengthening global health system resilience and sustainability. Priority 2 Environmental protection Accelerating the delivery of net-zero healthcare, managing our environmental impact, and investing in nature and biodiversity. Priority 3 Ethics and transparency Ensuring ethical, open, and inclusive behaviour across our organisation and value chain. 3rd overall and #1 for Product Delivery Double A List for Climate Change and Water Security World and Europe constituent Bloomberg Gender-Equality Index listing Global reach and presence Our R&D organisation has more than 13,000 employees across our global sites. We have four strategic R&D centres: Cambridge, UK; Boston, MA, US; Gaithersburg, MD, US; and Gothenburg, Sweden, as well as seven other 5 'FHQWUHVDQGRƱFHV Global R&D centres 1. Cambridge, UK (HQ) 2. Boston, MA, US 3. Gaithersburg, MD, US 4. Gothenburg, Sweden 28 manufacturing VLWHVbLQbFRXQWULHV 2WKHU5 'FHQWUHVDQGRƱFHV 5. San Francisco, CA, US 6. New York, NY, US 7. New Haven, CT, US 8. Alderley Park, UK 0DFFOHVƮHOG8. 10. Shanghai, China 11. Osaka, Japan Oncology. See from page 18. BioPharmaceuticals. See from page 22. Rare Disease. See from page 30. AstraZeneca Annual Report & Form 20-F Information 2022 5 Strategic Report Corporate Governance Additional Information Financial Statements AstraZeneca at a Glance Commitment to society We are harnessing the power RIb6FLHQFHDQG,QQRYDWLRQWR deliver a positive impact to society, healthcare systems DQGbWKH HQYLURQPHQW For more information, see from page 48. Priority 1 Access to healthcare Increasing access to life-saving treatments, promoting prevention, and strengthening global health system resilience and sustainability. Priority 2 Environmental protection Accelerating the delivery of net-zero healthcare, managing our environmental impact, and investing in nature and biodiversity. Priority 3 Ethics and transparency Ensuring ethical, open, and inclusive behaviour across our organisation and value chain.

Science and Innovation “ Being transparent about our business supports learning and development for our employees, suppliers and partners and is fundamental to meeting the expectations of patients, investors and broader society.” Research use of human biological samples and genomic information We use human biological samples and genomic information for research into better understanding of diseases, improved diagnosis, and other healthcare improvements, as well as the research and development of new medicines. We are committed to minimising the use of human foetal tissue (hFT) through scientific advancements. Permission is granted only when no other scientifically reasonable alternative is available, or there is a regulatory requirement. There were two new hFT approvals in 2022. As of 31 December 2022, six projects using hFT had progressed and three projects are ongoing. Animals in research Animal studies remain a small, but necessary, part of developing new medicines and will continue to be until suitable technological alternatives become available. Animal studies are also required by some international regulators before medicines progress to human trials. Nonetheless we are committed to the 3Rs (Replacement, Reduction and Refinement of animals in research). Animals were used for in-house studies 100,803 times in 2022 (93,511 in 2021), and on our behalf in contract research studies 55,455 times (58,826 in 2021). In total, over 98% were rodents or fish. Clinical trial transparency We believe that transparency enhances the understanding of how our medicines work and benefits patients. We publish information about our clinical research, as well as the registration and results of all our interventional clinical trials and most non-interventional trials – regardless of whether the results are favourable – for all products. This includes completed trials for marketed medicines, drugs in development and drugs where development has been discontinued. As of 31 December 2022, AstraZeneca had: > Shared anonymised individual patient-level data from 228 unique studies. > Responded to 313 requests from external researchers using our portal www.vivli.org and/or scientific collaborations, to request our clinical data and reports to support their research. > Published 14 Anonymised Clinical Document Packages. > Published 312 Trial Result Summaries in accessible language and translated these into 63 languages for all study sites on the industry-wide portal www.trialsummaries.com. Bioethics ‘Bioethics’ means the ethical issues arising from the study and practice of biological and medical science, which we manage in line with our commitment to an ethical business culture. Our Global Standard on Bioethics sets out our key principles, ZKLFKDSSO\WRDOORXUVFLHQWLƮF activities, including those conducted by third parties on our behalf. For more information, see www.astrazeneca.com/sustainability/resources.html. BV 38 AstraZeneca Annual Report & Form 20-F Information 2022 Strategic Report Business Review continued Bioethics ‘Bioethics’ means the ethical issues arising from the study and practice of biological and medical science, which we manage in line with our commitment to an ethical business culture. Our Global Standard on Bioethics sets out our key principles, ZKLFKDSSO\WRDOORXUVFLHQWLƮF activities, including those conducted by third parties on our behalf. Clinical trial transparency We believe that transparency enhances the understanding of how our medicines work and benefits patients. We publish information about our clinical research, as well as the registration and results of all our interventional clinical trials and most non-interventional trials – regardless of whether the results are favourable – for all products. This includes completed trials for marketed medicines, drugs in development and drugs where development has been discontinued. As of 31 December 2022, AstraZeneca had: > Shared anonymised individual patient-level data from 228 unique studies. > Responded to 313 requests from external researchers using our portal www.vivli.org and/or scientific collaborations, to request our clinical data and reports to support their research. > Published 14 Anonymised Clinical Document Packages. > Published 312 Trial Result Summaries in accessible language and translated these into 63 languages for all study sites on the industry-wide portal www.trialsummaries.com. Research use of human biological samples and genomic information We use human biological samples and genomic information for research into better understanding of diseases, improved diagnosis, and other healthcare improvements, as well as the research and development of new medicines. We are committed to minimising the use of human foetal tissue (hFT) through scientific advancements. Permission is granted only when no other scientifically reasonable alternative is available, or there is a regulatory requirement. There were two new hFT approvals in 2022. As of 31 December 2022, six projects using hFT had progressed and three projects are ongoing. Animals in research Animal studies remain a small, but necessary, part of developing new medicines and will continue to be until suitable technological alternatives become available. Animal studies are also required by some international regulators before medicines progress to human trials. Nonetheless we are committed to the 3Rs (Replacement, Reduction and Refinement of animals in research). Animals were used for in-house studies 100,803 times in 2022 (93,511 in 2021), and on our behalf in contract research studies 55,455 times (58,826 in 2021). In total, over 98% were rodents or fish.

Emerging Markets With Total Revenue of $11,745 million (2021: $12,281 million), AstraZeneca was the largest multinational pharmaceutical company for Innovative Branded Products, as measured by prescription sales, and the sixth fastest-growing top 10 multinational pharmaceutical company in Emerging Markets in 2022. Growth drivers included new medicines across our entire portfolio. We are broadening access through channel expansion and external partnerships. Responsible sales and marketing BV As outlined in Code of Ethics on page 51, we are committed to high ethical standards. We have dedicated compliance professionals who advise on and monitor adherence to our Code and policies, and work with local staff to ensure we meet our ethical standards. Nominated signatories review product promotional materials and activities to ensure compliance with applicable regulations and codes of practice, and that information is accurate and balanced. Group Internal Audit conducts audits of selected marketing companies. Invasion of Ukraine We were shocked following the Russian invasion of Ukraine in February 2022 and, since then, have provided all practical support possible to ensure the safety, health and wellbeing of our employees. We have also committed over $10 million in humanitarian support. As a healthcare business, we are doing everything possible to ensure medical supply chains continue to operate and that patients in both countries are able to access our medicines, while complying with sanctions imposed on Russia. China In China, AstraZeneca is the largest pharmaceutical company in the hospital sector, as measured by sales value. In 2022, Total Revenue decreased by 4% at actual rate of exchange (stable at CER) to $5,792 million (2021: $6,011 million). Tagrisso, Lynparza, Zoladex, Breztri, Bevespi and Linzess were renewed and Orpathys was listed in the National Reimbursed Drug List (NRDL). Since the implementation of VBP, several AstraZeneca medicines have been impacted. In the most recent VBP implementation, Bricanyl neb, Losec IV and Betaloc ZOK were included. We expect additional AstraZeneca medicines to be included in the next VBP cycle with an estimated implementation during 2023. In 2022, we identified 10 confirmed external breaches across our commercial business (2021: 13). There were 2,872 instances (instances can involve multiple people) of employee and third-party non-compliance with our policies (2021: 2,477). A total of 147 employees and third parties were removed from their role as a result of a breach (2021: 105) and 3,326 received warnings (2021: 2,084). We brief our Audit Committee quarterly on breach statistics, serious incidents and corresponding remediation. Breaches primarily consist of low-impact incidents. We continue to foster a speak-up culture, strong first-line oversight (and related reporting) as well as targeted second-line monitoring to identify problems early and use learnings to improve our programme. Targeted COVID-19 lockdown restrictions have continued to impact growth rates and patient demand for Pulmicort, Forxiga and several Oncology medicines. Following the establishment of a Rare Disease business, Soliris became the first Rare Disease product available in China in the final quarter of 2022. Healthcare in low- and middle-income countries BV AstraZeneca is committed to equitable access to healthcare. By working in collaboration, we remove barriers and support the development and delivery of healthcare, particularly in low- and middle-income countries. We also adapt our access programmes to suit local health systems and communities, contributing to health system capacity and resilience through training, education, prevention and diagnosis. For more information, see Access to healthcare from page 49. Anti-bribery and anti-corruption BV We do not tolerate bribery or any other form of corruption. Preventing bribery and corruption are a focus of our third-party risk management and due diligence processes, as well as our monitoring and audit programmes. We reinforce our commitment to ethical business conduct through our annual Code of Ethics training which is delivered to all employees and relevant third parties. AstraZeneca Annual Report & Form 20-F Information 2022 41 Strategic Report Corporate Governance Additional Information Financial Statements %XVLQHVV5HYLHZ  *URZWKDQG7KHUDS\$UHDb/HDGHUVKLS Healthcare in low- and middle-income countries BV AstraZeneca is committed to equitable access to healthcare. By working in collaboration, we remove barriers and support the development and delivery of healthcare, particularly in low- and middle-income countries. We also adapt our access programmes to suit local health systems and communities, contributing to health system capacity and resilience through training, education, prevention and diagnosis. Responsible sales and marketing BV As outlined in Code of Ethics on page 51, we are committed to high ethical standards. We have dedicated compliance professionals who advise on and monitor adherence to our Code and policies, and work with local staff to ensure we meet our ethical standards. Nominated signatories review product promotional materials and activities to ensure compliance with applicable regulations and codes of practice, and that information is accurate and balanced. Group Internal Audit conducts audits of selected marketing companies. Anti-bribery and anti-corruption BV We do not tolerate bribery or any other form of corruption. Preventing bribery and corruption are a focus of our third-party risk management and due diligence processes, as well as our monitoring and audit programmes. We reinforce our commitment to ethical business conduct through our annual Code of Ethics training which is delivered to all employees and relevant third parties.

Operations Our manufacturing and supply function continued to support our growth and pipeline by delivering successful launches, maintaining excellent product supply and advancing digital and new technology capabilities. In 2022, we continued to deliver against our Operations 2025 plan. The plan focuses on efficiently scaling our capabilities to support the growth of our portfolio, leveraging the benefits of new manufacturing technology and digital innovation, and taking proactive steps to deliver our science-based emissions reduction targets in our global operations. In 2022, we delivered 198 successful market launches. We continue to progress our new technology investments, and scaled five digital solutions to our eight largest manufacturing sites. We also achieved a 6.2% reduction in our site operations energy consumption compared to 2021. Ensuring quality and compliance As outlined in our Code of Ethics on page 51, we are committed to high ethical standards. As members of the International Federation of Pharmaceutical Manufacturers & Associations (IFPMA), the European Federation of Pharmaceutical Industries and Associations (EFPIA) and the Pharmaceutical Research and Manufacturers of America (PhRMA), we adhere to their codes. Managing our supply chain Throughout 2022, we saw further external supply volatility, driven by the COVID-19 pandemic, the impact of geopolitical tensions, and rising global inflation. We continued to activate our business continuity plans to maintain supply of medicines to patients and mitigate against any risk of disruption along our end-to-end supply chain. We also continued our global efforts to increase the availability of dual and multiple sources of raw materials, maintaining adequate stock levels, reducing end-to-end supply lead times, and mitigating the effect of increasing price fluctuations across raw materials, services and utilities. Supply chain finance AstraZeneca has a supply chain finance programme to support the cash flow of our external supply base. The programme is managed by Taulia Inc. (with funding provided by some of the Group’s relationship banks) and provides suppliers with visibility of invoices and payment dates via a dedicated platform. Suppliers can access this platform free of charge and have flexibility to select individual invoices for early payment. On election of an early payment, a charge is incurred by the supplier based on the period of acceleration, central bank interest rate and the rate agreed between Taulia Inc. and each supplier. All early payments are processed by the funders and AstraZeneca settles the original invoice amount with the funders at maturity of the original invoice due date. The programme operates in the US, UK, Sweden and Germany. As at 31 December 2022, the programme had 420 suppliers enrolled and a potential early payment balance of $67 million. We have a separate programme in China with 25 suppliers enrolled and a potential early payment balance of $1.3 million. Responsible supply chain BV All employees and contractors who source goods and services on behalf of AstraZeneca are expected to follow our Global Standard for Procuring Goods and Services. Through assessments and improvement programmes, we monitor our suppliers’ compliance with our Global Standard on Expectations of Third Parties and Code of Ethics, which are published on our website. In 2022, we conducted 42 audits (2021: 37) on high-risk commercial suppliers (external manufacturing partners) to ensure appropriate practices and controls. Of these, 33% fully met our expectations while 55% had improvement plans for minor instances of non-compliance. There were three audits that indicated a high risk to AstraZeneca and specific actions have been taken to mitigate the supply and/or reputational risks from these engagements. Through our Positive Sourcing Programme, we promote ethical behaviour among our suppliers, aiming to achieve 100% ethical spend and ensuring sustainability is embedded throughout our procurement processes. Our procurement sustainability approach supports our suppliers’ progress on sustainability, enables us to innovate together on challenges and promotes supplier diversity. Our Supplier Diversity Programme supports small and diverse businesses to be more sustainable, with the ambition to expand the programme to 10 countries outside the US by 2025. In 2022, our programme was launched in Sweden and is now also active in Brazil, South Africa, UK, Australia, New Zealand and Poland. Global manufacturing capability Our principal tablet and capsule formulation sites are in the UK, Sweden, China, Puerto Rico and the US, with local/regional supply sites in Russia, Japan, Indonesia, Egypt, France, India, Mexico and Brazil. We also have major formulation sites for the global supply of parenteral and/or inhalation products in the US, Sweden, France, Australia and the UK. Most of the manufacture of APIs is delivered through the efficient use of external sourcing that is complemented by internal capability in Sweden. For biologics, our principal commercial manufacturing facilities are in the US, Sweden, UK and the Netherlands. Our network contains capabilities in process development, drug substance, drug product manufacturing and distribution, including global supply of mAbs and influenza vaccines. In June 2022, we announced our intention to build an inhalation manufacturing site in Qingdao, China to support the growth of our respiratory portfolio in China. This announcement is based on a Memorandum of Understanding (MOU), and at this stage does not represent a legally binding contract. In September 2022, we announced that we will cease packing and distribution activities at our site in Reims, France by the end of 2024. This is driven by a reduction in demand volumes following the divestment of several products that the site supports. In November 2022, we announced the sale of our West Chester site in Ohio, US, to National Resilience, Inc. This will enable the continued supply of AstraZeneca medicines produced at the site to patients, as well as continued employment for more than 500 people working at the site. The sale completed in January 2023, with a phased transition of services. Alexion has internal manufacturing facilities and also works with third-party contract manufacturers to supply clinical and commercial quantities of our products and product candidates. Our internal manufacturing capability includes a fill/finish facility at our Athlone site and a packaging and labelling facility at our Dublin site. Our drug substance manufacturing capabilities are shared between Athlone and Dublin. We have a large-scale drug substance facility in Dublin and, during 2022, we received regulatory approval for our new small-scale drug substance facility located in Athlone. At the end of 2022, we employed 15,035 people at 28 Operations sites in 16 countries. Growth and Therapy Area Leadership 42 AstraZeneca Annual Report & Form 20-F Information 2022 Strategic Report Business Review continued Responsible supply chain BV All employees and contractors who source goods and services on behalf of AstraZeneca are expected to follow our Global Standard for Procuring Goods and Services. Through assessments and improvement programmes, we monitor our suppliers’ compliance with our Global Standard on Expectations of Third Parties and Code of Ethics, which are published on our website. In 2022, we conducted 42 audits (2021: 37) on high-risk commercial suppliers (external manufacturing partners) to ensure appropriate practices and controls. Of these, 33% fully met our expectations while 55% had improvement plans for minor instances of non-compliance. There were three audits that indicated a high risk to AstraZeneca and specific actions have been taken to mitigate the supply and/or reputational risks from these engagements. Through our Positive Sourcing Programme, we promote ethical behaviour among our suppliers, aiming to achieve 100% ethical spend and ensuring sustainability is embedded throughout our procurement processes. Our procurement sustainability approach supports our suppliers’ progress on sustainability, enables us to innovate together on challenges and promotes supplier diversity. Our Supplier Diversity Programme supports small and diverse businesses to be more sustainable, with the ambition to expand the programme to 10 countries outside the US by 2025. In 2022, our programme was launched in Sweden and is now also active in Brazil, South Africa, UK, Australia, New Zealand and Poland.

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People and Sustainability

Summary and performance indicators

Our success depends on recruiting, retaining and developing talented people while operating in a responsible and sustainable way.

Our performance in 2022

- > Further integrated Alexion employees through the consolidation of 11 sites.
- > Hired 22,500 employees (7,700 internal and 14,800 external). 4,720 of these hires were a direct result of our employee referral scheme.
- > 3,994 attendees across our development experiences (up 44% since 2021).
- > 49.5% of our senior roles are filled by women.
- > Expanded the Partnership for Health System Sustainability and Resilience and progressed in-depth health system research in 13 Phase 2 countries.
- > Over 10.5 million trees planted in Australia, Indonesia, Ghana, the US and the UK since 2020 through AZ Forest.
- > Screened more than 750 material suppliers with a critical role in patient supply to understand climate vulnerability in the upstream value chain for 10 selected medicines.
- > Reached 44.6 million people through our flagship Access to Healthcare programmes.

Performance indicators BV

People – Contribution to the enterprise

This priority is built on three pillars: performing as an enterprise team, commitment to lifelong learning and development, and being champions of inclusion and diversity.

For more information, see People from page 45.

Performing as an enterprise team[1]

77%


2022
77%
2021
78%
2020
81%

[1] Source: November Pulse full census survey for each year, based on the percentage of favourable responses to the statement 'Based on my experience, I believe there is effective collaboration between teams across AstraZeneca'.

Building a culture of lifelong learning and development[2]

89%


2022
89%
2021
88%
2020
90%

[2] Source: November Pulse full census survey for each year, based on the percentage of favourable responses to the statement 'In the last 12 months, I have improved my existing skills, or learned new skills, or had a development opportunity'.

Being champions of inclusion and diversity[3]

49.5%


2022
49.5%
2021
48.1%
2020
46.9%

[3] Female representation in Senior Middle Management roles and above (F+, the most senior 13% of the employee population).

Performance indicators BV

Sustainability – Contribution to society

We are tackling some of the biggest issues of our time, from climate change to access to healthcare and disease prevention.

For more information, see Sustainability from page 48.

Ambition Zero Carbon (progress) (Scope 1 and 2)[1]

-59.3%


2022
-59.3%
2021
-58.6%
2020
-58.0%

[1] Reduction of Scope 1 and 2 GHG emissions from 2015 baseline year. The data coverage includes all sites owned or controlled by AstraZeneca.

% Speak up culture[2]

83%


2022
83%
2021
83%
2020
84%

[2] Based on internal survey which asked all AstraZeneca employees if they felt comfortable to speak up/speak my mind and express my opinion at work.

People reached by our Access to Healthcare programmes[3]

44.6m


2022
44.6m
2021
31.7m
2020
25.0m

[3] Cumulative data including current and historical programmes: Healthy Heart Africa, Youth Health Programme, and Healthy Lung Programmes.

44 AstraZeneca Annual Report & Form 20-F Information 2022 Strategic Report

data available, 35.7% of our workforce identify as an ethnic minority (2021: 32.9%). In 2022, we rolled out pay equity training to all line managers of US-based employees to ensure equitable reward and compensation. We are committed to hiring and promoting talent ethically and in compliance with applicable laws. Our Code of Ethics and its supporting Standards are designed to help protect against unlawful discrimination on any grounds, including disability. The Code covers recruitment and selection, performance management, career development and promotion, transfer, training (including, if needed, for people who have become disabled), and reward. AstraZeneca embraces the cognitive differences of neurodivergent employees and supports employees with both seen and unseen disabilities in line with their country-specific laws and regulations. Where risk assessments can be performed, we will consider accommodating adjustments to the working environment that support an inclusive and safe workplace. Our Global Standard for Inclusion and Diversity sets out how we foster an inclusive and diverse workforce where everyone feels valued and respected because of their individual abilities and perspectives. For more information on our Standards and Global Policy IUDPHZRUNVHHRXUZHEVLWHZZZDVWUD]HQHFDFRP sustainability. In 2022, our I&D efforts earned recognition externally. We were featured in: > Bloomberg Gender Equality Index 2023 > Forbes World’s Best Employers 2023 > Financial Times, Diversity Leaders 2023 > HRC Corporate Equality Index, 2022 Best Places to Work for LGBTQ Equality (US) > Diversity Inc. Top 50 Companies for Diversity (US). Human rights BV Our Human Rights policy supports the basic rights of our employees, such as the right to health, freedom from slavery and the right to privacy. Our Code of Ethics and Human Rights Statement commit us to respecting and promoting international human rights, not only in our own operations, but also in our wider spheres of influence, such as our third-party providers. To that end, we integrate human rights considerations into our processes and practices. We are also committed to ensuring that there is no modern slavery or human trafficking in our supply chains, or any part of our business. We provide assurance annually to the Audit Committee and our full statement required under section 54 of the UK Modern Slavery Act 2015 and section II (14) of the Australian Modern Slavery Act 2018, which is available on our website, www.astrazeneca.com. The positive impact of our learning culture is evident both internally and externally. Internally, it has contributed to improved retention, increased promotion rates and more accurate succession planning. Of our 2021 development experience attendees, 27% were identified as succession candidates for at least one position. The resignation rate for employees who went through a development programme is 9.2%, compared to 11.6% for AstraZeneca overall1 .. In addition, attendees of our acceleration-focused programmes have a higher promotion rate at 34%, compared to 14% for an equivalent population who had not participated2 .. Externally, our Talent and Development function received a number of external awards during 2022, which recognised us as a high-performing learning organisation. Champions of inclusion and diversity Our global commitment to inclusion and diversity (I&D) is woven into everything we do and is reflected in our Values and the behaviours that underpin them. For more information, see our website, ZZZDVWUD]HQHFDFRPVXVWDLQDELOLW\HWKLFVDQG transparency/inclusion-and-diversity.html. Our commitments Women comprise 52.9% (approximately 43,900) of our global workforce. There are five women on our Board (38% of the total) and, following the resignation of Katerina Ageborg in January 2023, four of 11 SET members are women (36% of the total). The representation of women in senior middle management positions increased to 49.5% in 2022, on track to reach our 2025 target of gender equality. In the 2021 FTSE Women Leader review published in 2022, we were named as the highest-ranking pharmaceutical company in the FTSE100 for representation of women on the combined executive committee and their direct reports. We also retained our position as one of 418 companies on the Bloomberg Gender-Equality Index 2023, which recognises companies committed to transparency in gender reporting and advancing women’s equality. Our employees come from 177 countries. In 2022, 17.7% of SET members or their direct reports are from Emerging Markets and Japan (2021: 18.4%) and we are on track to reach our 20% target by 2025. Our Global Inclusion and Diversity Council is chaired by our CEO and comprises senior and rising leaders who are representative of our global workforce. Our Board of Directors and the SET conduct biannual and quarterly reviews, respectively, of our workforce composition, covering gender, ethnicity and age representation. In the US, where we have more comprehensive Employee relations BV Our Employee Relations function takes a global approach to employment principles and standards, local laws and good practice. Our ambition is to build a positive and safe working environment for employees through global policies and processes. To achieve this, our Employee Relations function works in partnership with Legal, Compliance, HR and Employee Representative groups, such as the European Consultation Committee, works councils, and unions. According to our internal Human Rights survey carried out in 2022, 45% of our countries have a relationship with trade unions. Of those countries that don’t have a relationship with trade unions, 95% of them have established arrangements to engage similarly with their workforce. Workforce safety and health BV We are committed to providing a safe and healthy working environment for our employees and partners. Our Global Safety, Health and Environment (SHE) Standard describes our commitment to, management of, and accountability for SHE. For more information on this standard, and our Code of Ethics, see our website, ZZZDVWUD]HQHFDFRPVXVWDLQDELOLW\UHVRXUFHVKWPO We set and monitor our safety and health targets to support our workforce and aim to achieve the highest performance standards. In 2022, we reduced the vehicle collision rate by 49% and the work-related injury rate by 72% from the 2015 baseline. Sadly, an AstraZeneca driver was involved in a vehicle accident that resulted in fatal injuries to a member of the public in the US in December 2021 (the investigation finalised in early 2022). People continued People and Sustainability 1  ,QFOXGHVHPSOR\HHVZKRKDYHEHHQWKURXJKDGHYHORSPHQWH[SHULHQFHIURP 2  ,QFOXGHVHPSOR\HHVZKRKDYHEHHQWKURXJKDGHYHORSPHQWH[SHULHQFHLQDQGWKHQUHFHLYHGDGHYHORSPHQWRSSRUWXQLW\ SURPRWLRQWDOHQWDVVLJQPHQWDVVLJQPHQW GXULQJ 46 AstraZeneca Annual Report & Form 20-F Information 2022 Strategic Report Business Review continued Human rights BV Our Human Rights policy supports the basic rights of our employees, such as the right to health, freedom from slavery and the right to privacy. Our Code of Ethics and Human Rights Statement commit us to respecting and promoting international human rights, not only in our own operations, but also in our wider spheres of influence, such as our third-party providers. To that end, we integrate human rights considerations into our processes and practices. We are also committed to ensuring that there is no modern slavery or human trafficking in our supply chains, or any part of our business. We provide assurance annually to the Audit Committee and our full statement required under section 54 of the UK Modern Slavery Act 2015 and section II (14) of the Australian Modern Slavery Act 2018, which is available on our website, www.astrazeneca.com. Employee relations BV Our Employee Relations function takes a global approach to employment principles and standards, local laws and good practice. Our ambition is to build a positive and safe working environment for employees through global policies and processes. To achieve this, our Employee Relations function works in partnership with Legal, Compliance, HR and Employee Representative groups, such as the European Consultation Committee, works councils, and unions. According to our internal Human Rights survey carried out in 2022, 45% of our countries have a relationship with trade unions. Of those countries that don’t have a relationship with trade unions, 95% of them have established arrangements to engage similarly with their workforce. Workforce safety and health BV We are committed to providing a safe and healthy working environment for our employees and partners. Our Global Safety, Health and Environment (SHE) Standard describes our commitment to, management of, and accountability for SHE. For more information on this standard, and our Code of Ethics, see our website, ZZZDVWUD]HQHFDFRPVXVWDLQDELOLW\UHVRXUFHVKWPO We set and monitor our safety and health targets to support our workforce and aim to achieve the highest performance standards. In 2022, we reduced the vehicle collision rate by 49% and the work-related injury rate by 72% from the 2015 baseline. Sadly, an AstraZeneca driver was involved in a vehicle accident that resulted in fatal injuries to a member of the public in the US in December 2021 (the investigation finalised in early 2022).

Business Review
continued

People and Sustainability

Sustainability

BV

Sustainability at AstraZeneca means harnessing the power of science and innovation, and our global reach to build a healthy future for people, society, and the planet.

For more information, see our Sustainability Report on www.astrazeneca.com/sustainability/resources.html.



"Our future depends on healthy people, a healthy society and a healthy planet. We believe that these elements are interconnected, and that together we must build a sustainable future."

Overview

We seek to create value beyond the impact of our medicines by embedding sustainability into everything we do – from the lab to the patient – and by supporting health system resilience to make sustainable healthcare available to all.

During 2022, we were recognised for our efforts across all our sustainability priorities, including:

> Access to Medicine Index – third overall out of 20 pharmaceutical companies
> Bloomberg Gender-Equality Index, for the fifth consecutive year
> CDP Double A List for Climate and Water Security, for the seventh consecutive year.
> Dow Jones Sustainability Index – World and Europe constituent
> FTSE4Good Index Series constituent
> Listed in Financial Times European Climate Leaders.

Our approach to sustainability

Our ambition to push the boundaries of science to deliver life-changing medicines is underpinned by our commitment to contribute sustainably to people, society and the planet. As a global business, we are playing our part by operating ethically and responsibly, and in helping tackle the biggest challenges of our time, including climate change, biodiversity loss and global health equity. We believe these challenges are interdependent and will require collaboration to be successfully addressed, implementing a variety of approaches across a network of relationships. By working together to find science-based solutions, we believe we can drive real change and build a better future.

Governance

Our sustainability strategy is developed by the SET, which reviews our internal sustainability scorecard quarterly, and is approved by the Board. Our Board Sustainability Committee monitors the execution of the sustainability strategy, overseeing the communication of our activities with stakeholders, and providing input to the Board and other Board Committees on sustainability matters as required.

For more information, see Board Sustainability Committee Report on page 95.

Benchmarking and assurance

We contribute to key global environmental, social and governance (ESG) performance evaluations, recognising the value of independent third-party assessment and insights. Our performance is also assessed independently based on the information and data we make publicly available. Bureau Veritas has provided limited independent assurance for the sustainability information contained within this Annual Report and Form 20-F. Assurance is in accordance with the International Standard on Assurance Engagements (ISAE) 3000 (Revised) and ISAE 3410 Assurance Engagements on Greenhouse Gas (GHG) Statements.

For more information, see Sustainability supplementary information on page 218 and the letter of assurance available in the Annual Sustainability Report section on www.astrazeneca.com/sustainability/resources.html.

Sustainability strategy

We assess the relevance of our material focus areas through continuous dialogue with our stakeholders and horizon-scanning for emerging topics. Our existing nine focus areas remained a priority in 2022, grouped under three interconnected strategic priority pillars:

Access to healthcare	Environmental protection	Ethics and transparency
Equitable access	Ambition Zero Carbon	Ethical business culture
Affordability and pricing	Product sustainability	Inclusion and diversity
Health system resilience	Natural resources	Workforce safety and health

48 AstraZeneca Annual Report & Form 20-F Information 2022 Strategic Report

COVID-19 vaccine During 2022, together with our global partners, we supplied approximately 0.5 billion vaccine doses to more than 80 countries. Of these, approximately 60% went to low- and middle-income countries (LMICs), and more than 300 million were delivered to 50 countries through the COVAX Facility. In 2022, analysis published by health analytics firm Airfinity showed that the AstraZeneca COVID-19 vaccine helped to save over six million lives during the period 8 December 2020 to 8 December 2021. For more information, see Vaccines & Immune Therapies from page 28. Improving access to digital solutions In 2022, we joined the World Economic Forum’s EDISON Alliance’s 1 Billion Lives Challenge to improve access to innovative and scalable digital health solutions by 2025, with a focus on underserved communities. Our ambition is to screen five million patients for lung cancer using AI-based technology, in partnership with Qure.ai. Affordability and pricing We are committed to addressing barriers to access and affordability. Industry, payers and policymakers need to work together to identify solutions. Through collaborations and stakeholder coalitions we are working to ensure essential and innovative medicines become more widely available. For more information, see Pricing and value of our medicines on page 39. Health system resilience Sustainable healthcare for all requires investment in strengthening health systems, to deliver an infrastructure designed to be responsive to the needs of the population it serves. Each of our Access to healthcare focus areas contributes to health system resilience and we are investing in groundbreaking global and local collaborations, company initiatives and fast-tracked innovation to give access to, and improve the quality of, healthcare for more people. Partnership for Health System Sustainability and Resilience (PHSSR) Our collaboration with the London School of Economics and the World Economic Forum continued its work to strengthen global health systems, now active in over 30 countries worldwide. Joined by other global partners Philips, KPMG, the World Health Organization Foundation and the Center for Asia-Pacific Resilience and Innovation, the PHSSR continues to expand and act as a driver for policy improvements in the countries where it is active. During 2022, the partnership’s in-depth health system research progressed in 13 Phase 2 countries with main findings presented at the Global PHSSR Summit in Access to healthcare BV We want to transform healthcare to secure a future where all people have access to affordable, sustainable, and innovative healthcare. This is critical right across the patient care pathway – from prevention, early detection and diagnosis to the effective treatment of disease. We are working to remove barriers, deliver innovative medicines and strengthen healthcare infrastructure and resilience through global and local partnerships. Achievements in 2022 > More than 10,600 healthcare workers trained via Healthy Heart Africa > More than 44.6 million people reached through Access to Healthcare programmes > Healthy Heart Africa conducted more than 32 million screenings for elevated blood pressure > Young Health Programme reached more than 9 million young people through prevention and education programmes in more than 39 countries > More than 12.8 million people reached through our patient access programmes, which enables sustainable access to AstraZeneca medicines. Equitable access Your health should not be determined by who you are, where you live or where you were born. We are working to remove barriers to healthcare and give everyone the chance to be as healthy as possible. Diversity in clinical trials We are committed to designing clinical programmes with equity at the forefront. Our approach includes increasing the diversity of clinical trial participants so that trials better reflect the patients who may use our medicines, which ensures we have a robust and reliable body of evidence. For more information, see Clinical trial transparency on page 38. Rare diseases There are more than 7,000 known rare diseases in the world yet only 5% of them have an approved treatment option. We believe people with rare diseases deserve the same attention and investment into finding therapies as anyone else. We help people access medicines through our patient support and expanded access programmes, and we are expanding the geographies where our medicines are available. The Alexion Charitable Foundation (ACF) seeks to cultivate a sense of belonging, particularly for those affected by a rare disease. ACF provides philanthropic funding through two primary channels, its signature RARE BELONGING® suite of funding priorities and through Local Needs Grants. For more information, see Rare Disease from page 30. November. It covered key themes across workforce and health service delivery, finance and governance, and the role of technology in strengthening health systems. Healthy Heart Africa programme Our Healthy Heart Africa programme is committed to reducing hypertension and the burden of cardiovascular disease, aiming to reach 10 million people with elevated blood pressure across Africa by 2025. We work with local and global partners to raise awareness and offer training, screening and reduced cost treatment, where applicable. By the end of 2022, the programme had conducted over 32 million blood pressure screenings and trained over 10,600 healthcare workers since launch in 2014. In 2022, the programme expanded to Nigeria and Zanzibar and was identified as a Best Practice in the 2022 Access to Medicine Index. At the end of 2022, it was agreed to expand to 10 new countries, starting in 2023. Young Health Programme Since 2010, the AstraZeneca Young Health Programme has helped young people aged 10 to 24 to make informed choices about their health, to counter the prevalence of non-communicable diseases, as well as mental health conditions. In collaboration with UNICEF and Plan International, we support research, advocacy, education and development of young people. By the end of 2022, the programme had reached 9.1 million young people with health information and trained 260,191 peer educators in 39 countries since its launch. Community investment We aim to make a positive impact on people in all the communities where we are present. Our Global Standard on External Funding includes community investment and provides guidance to ensure a consistent, transparent, and ethical approach around the world, based on local needs. Our activities are focused on supporting programmes to advance patient health, increase access to care, drive scientific innovation and build resilience, and include financial and non-financial contributions. In 2022, we provided $108 million to more than 1,000 non-profit organisations across 64 countries. We also donated more than $3.1 billion (2021: $2.3 billion) of medicines through patient assistance programmes around the world, the largest of which is our AZ&Me Prescription Savings programme in the US. Product donation programmes In 2022, we gave $12.1 million (2021: $23 million) in product donations for disaster, humanitarian relief and public health need. We remain committed to working with all health system stakeholders towards achieving more systemic solutions. AstraZeneca Annual Report & Form 20-F Information 2022 49 Strategic Report Corporate Governance Additional Information Financial Statements Business Review / People and Sustainability Access to healthcare BV We want to transform healthcare to secure a future where all people have access to affordable, sustainable, and innovative healthcare. This is critical right across the patient care pathway – from prevention, early detection and diagnosis to the effective treatment of disease. We are working to remove barriers, deliver innovative medicines and strengthen healthcare infrastructure and resilience through global and local partnerships. Achievements in 2022 > More than 10,600 healthcare workers trained via Healthy Heart Africa > More than 44.6 million people reached through Access to Healthcare programmes > Healthy Heart Africa conducted more than 32 million screenings for elevated blood pressure > Young Health Programme reached more than 9 million young people through prevention and education programmes in more than 39 countries > More than 12.8 million people reached through our patient access programmes, which enables sustainable access to AstraZeneca medicines. Equitable access Your health should not be determined by who you are, where you live or where you were born. We are working to remove barriers to healthcare and give everyone the chance to be as healthy as possible. Diversity in clinical trials We are committed to designing clinical programmes with equity at the forefront. Our approach includes increasing the diversity of clinical trial participants so that trials better reflect the patients who may use our medicines, which ensures we have a robust and reliable body of evidence. For more information, see Clinical trial transparency on page 38. Rare diseases There are more than 7,000 known rare diseases in the world yet only 5% of them have an approved treatment option. We believe people with rare diseases deserve the same attention and investment into finding therapies as anyone else. We help people access medicines through our patient support and expanded access programmes, and we are expanding the geographies where our medicines are available. The Alexion Charitable Foundation (ACF) seeks to cultivate a sense of belonging, particularly for those affected by a rare disease. ACF provides philanthropic funding through two primary channels, its signature RARE BELONGING suite of funding priorities ® and through Local Needs Grants. For more information, see Rare Disease from page 30. COVID-19 vaccine During 2022, together with our global partners, we supplied approximately 0.5 billion vaccine doses to more than 80 countries. Of these, approximately 60% went to low- and middle-income countries (LMICs), and more than 300 million were delivered to 50 countries through the COVAX Facility. In 2022, analysis published by health analytics firm Airfinity showed that the AstraZeneca COVID-19 vaccine helped to save over six million lives during the period 8 December 2020 to 8 December 2021. For more information, see Vaccines & Immune Therapies from page 28. Improving access to digital solutions In 2022, we joined the World Economic Forum’s EDISON Alliance’s 1 Billion Lives Challenge to improve access to innovative and scalable digital health solutions by 2025, with a focus on underserved communities. Our ambition is to screen five million patients for lung cancer using AI-based technology, in partnership with Qure.ai. Affordability and pricing We are committed to addressing barriers to access and affordability. Industry, payers and policymakers need to work together to identify solutions. Through collaborations and stakeholder coalitions we are working to ensure essential and innovative medicines become more widely available. For more information, see Pricing and value of our medicines on page 39. Health system resilience Sustainable healthcare for all requires investment in strengthening health systems, to deliver an infrastructure designed to be responsive to the needs of the population it serves. Each of our Access to healthcare focus areas contributes to health system resilience and we are investing in groundbreaking global and local collaborations, company initiatives and fast-tracked innovation to give access to, and improve the quality of, healthcare for more people. Partnership for Health System Sustainability and Resilience (PHSSR) Our collaboration with the London School of Economics and the World Economic Forum continued its work to strengthen global health systems, now active in over 30 countries worldwide. Joined by other global partners Philips, KPMG, the World Health Organization Foundation and the Center for Asia-Pacific Resilience and Innovation, the PHSSR continues to expand and act as a driver for policy improvements in the countries where it is active. During 2022, the partnership’s in-depth health system research progressed in 13 Phase 2 countries with main findings presented at the Global PHSSR Summit in November. It covered key themes across workforce and health service delivery, finance and governance, and the role of technology in strengthening health systems. Healthy Heart Africa programme Our Healthy Heart Africa programme is committed to reducing hypertension and the burden of cardiovascular disease, aiming to reach 10 million people with elevated blood pressure across Africa by 2025. We work with local and global partners to raise awareness and offer training, screening and reduced cost treatment, where applicable. By the end of 2022, the programme had conducted over 32 million blood pressure screenings and trained over 10,600 healthcare workers since launch in 2014. In 2022, the programme expanded to Nigeria and Zanzibar and was identified as a Best Practice in the 2022 Access to Medicine Index. At the end of 2022, it was agreed to expand to 10 new countries, starting in 2023. Young Health Programme Since 2010, the AstraZeneca Young Health Programme has helped young people aged 10 to 24 to make informed choices about their health, to counter the prevalence of non-communicable diseases, as well as mental health conditions. In collaboration with UNICEF and Plan International, we support research, advocacy, education and development of young people. By the end of 2022, the programme had reached 9.1 million young people with health information and trained 260,191 peer educators in 39 countries since its launch. Community investment We aim to make a positive impact on people in all the communities where we are present. Our Global Standard on External Funding includes community investment and provides guidance to ensure a consistent, transparent, and ethical approach around the world, based on local needs. Our activities are focused on supporting programmes to advance patient health, increase access to care, drive scientific innovation and build resilience, and include financial and non-financial contributions. In 2022, we provided $108 million to more than 1,000 non-profit organisations across 64 countries. We also donated more than $3.1 billion (2021: $2.3 billion) of medicines through patient assistance programmes around the world, the largest of which is our AZ&Me Prescription Savings programme in the US. Product donation programmes In 2022, we gave $12.1 million (2021: $23 million) in product donations for disaster, humanitarian relief and public health need. We remain committed to working with all health system stakeholders towards achieving more systemic solutions.

> Aligning supplier spend (Scope 3) with companies with approved science-based targets by 2025. > Planting and stewarding over 50 million trees by end of 2025 as a nature-based solution, through our global AZ Forest initiative. Longer-term targets: > 50% reduction in total Scope 3 emissions by 2030 and 90% reduction by 2045, from 2019 baseline. > Carbon negative for all residual emissions from 2030 and science-based net-zero by 2045. > Transition to next-generation respiratory inhalers with near-zero climate impact. A transition plan with actionable steps to meet the targets is disclosed in our Sustainability Report. Our goal of becoming carbon negative across our entire value chain by 2030 recognises that total emissions from our value chain partners are significantly larger than our own direct operations. We are pledging to engage our suppliers to reduce their direct emissions through to 2030 and identify carbon removal options that will lead to more carbon dioxide (CO2) removed from the atmosphere than added to it. For more information, see our Sustainability Report on ZZZDVWUD]HQHFDFRPVXVWDLQDELOLW\UHVRXUFHVKWPO Product sustainability People and the planet benefit from those medicines that have the smallest possible environmental impact, while maintaining medical efficacy and safety. As technologies and healthcare systems evolve, so should solutions to reduce energy, water, material use, waste and pollution generated from designing, manufacturing and delivering medicines to patients. We follow a life-cycle approach that covers all stages of our products and our internal Product Sustainability Index ensures we understand their environmental impacts and prioritise improvement opportunities. A key product-related element of our Ambition Zero Carbon strategy is our commitment to developing a next-generation pressurised metered-dose inhaler (pMDI) using the propellant HFO-1234ze, which has a near-zero global warming potential, in partnership with Honeywell. This is a significant innovation given the clinical need for pMDIs. In 2022, project milestones achieved included the Phase III investment decision, initiation of pivotal studies, first delivery of commercial-grade propellant from Honeywell and positive regulatory interactions globally. As part of our commitment to drive thought leadership and innovation to manage Pharmaceuticals in the Environment, we lead the Innovative Medicines Initiative PREMIER project, a public-private partnership between the European Commission and EFPIA. One aim is to develop tools to identify potential environmental risks of APIs earlier in drug development and make these tools and data more visible and accessible to all stakeholders. We also lead our industry with respect to reporting API emissions from manufacturing and through our EcoPharmacoVigilance (EPV) programme. Natural resources The conservation and sustainable use of natural resources, along with the protection and restoration of ecosystems, is vital to shape a healthy future and tackle the environmental drivers of disease. We are committed to reducing our impact on the planet through the efficient, circular use of natural resources across the value chain. This includes responsible sourcing, consumption, production, and disposal. We also invest in nature and aim to protect biodiversity to improve both environmental and societal health. Circular economy ‘Circularity’ is a key tool for conserving natural resources, designing out waste and pollution, keeping products and materials in use (for example by designing for durability and recycling) and avoiding non-renewable resources. In 2022, we implemented projects to enable circular use of natural resources within our sites in Sweden. At our operations site in Södertälje, recycling condensate and rejected purified water will deliver savings of 150,000m3 of water annually. Our R&D site in Gothenburg is recovering and reusing over 95% of liquid helium, an increasingly scarce natural resource. Water stewardship In 2022, we increased the ambition of our 2025 water efficiency target, now aiming to reduce water use by 20% from 2015 baseline levels, in support of water security and resilience. Moving beyond efficiency, we are working in partnership with our stakeholders, including the World Wide Fund for Nature Sweden, to further adopt water stewardship practices in alignment with the Alliance for Water Stewardship Standard and to set long-term contextual targets at high-risk sites by 2025. AZ Forest We have AZ Forest activities in Australia, Indonesia, and the UK, in addition to two new projects announced in 2022: > In Ghana, we committed to planting and maintaining over three million trees to support natural forest restoration and community-led agroforestry. > In the US, we committed to planting and maintaining one million trees, contributing to the restoration of water quality and wildlife habitats in the Delaware River Watershed. Since 2020, AZ Forest has planted more than 10.5 million trees. Sustainability continued BV Environmental protection BV We recognise the connection between healthy people and a healthy planet. A significant impact of climate change is increasing levels of ill health, including a rise in chronic conditions such as heart disease, stroke, lung cancer and respiratory disease. We are using a science-led approach to lower the economic and environmental burden of healthcare, while improving health outcomes. We are proactively managing our environmental impact across all activities, limiting our use of finite resources, and investing in nature and biodiversity. Through our Natural Resource Efficiency Fund, we have invested approximately $150 million in environmental efficiency innovations since 2015. This, together with other central capital investments, has seen a further $26.6 million spent in 2022, including 31 new projects. Achievements in 2022 > 59.3% reduction in Scope 1 and 2 GHG emissions since 2015 > 14.4% reduction in energy consumption since 2015 > More than 10.5 million trees planted by AZ Forest since 2020 > 18.7% reduction in water usage and 18.6% reduction in our waste since 2015 > 100% safe API discharges for AstraZeneca sites and 92% safe API discharges for globally managed first-tier supplier sites > 97.5% of paper-based product packaging materials used were supplied from sustainable sources in 2021, achieving the 2022 target. Ambition Zero Carbon Approximately 5% of global GHG emissions come from the healthcare sector, from mineral extraction and processing through to use of medicines and their disposal. We are accelerating the delivery of net-zero healthcare and our progress towards net-zero. We were one of the first companies to have our net-zero targets across Scope 1, 2 and 3 verified under the Science Based Targets initiative Net-Zero Corporate Standard. Near-term targets: > 98% reduction in Scope 1 and 2 GHG emissions by 2026 from 2015 baseline, maximising our transition to electric vehicles in our road fleet (EV100) by the end of 2025, and using 100% renewable energy (RE100) for electricity and heat by 2025. > Reducing energy consumption by 10% and doubling energy productivity (EP100) from 2015 to 2025. > Launching first next-generation respiratory inhalers with near-zero climate impact by 2025. People and Sustainability 50 AstraZeneca Annual Report & Form 20-F Information 2022 Strategic Report Business Review continued Environmental protection BV We recognise the connection between healthy people and a healthy planet. A significant impact of climate change is increasing levels of ill health, including a rise in chronic conditions such as heart disease, stroke, lung cancer and respiratory disease. We are using a science-led approach to lower the economic and environmental burden of healthcare, while improving health outcomes. We are proactively managing our environmental impact across all activities, limiting our use of finite resources, and investing in nature and biodiversity. Through our Natural Resource Efficiency Fund, we have invested approximately $150 million in environmental efficiency innovations since 2015. This, together with other central capital investments, has seen a further $26.6 million spent in 2022, including 31 new projects. Achievements in 2022 > 59.3% reduction in Scope 1 and 2 GHG emissions since 2015 > 14.4% reduction in energy consumption since 2015 > More than 10.5 million trees planted by AZ Forest since 2020 > 18.7% reduction in water usage and 18.6% reduction in our waste since 2015 > 100% safe API discharges for AstraZeneca sites and 92% safe API discharges for globally managed first-tier supplier sites > 97.5% of paper-based product packaging materials used were supplied from sustainable sources in 2021, achieving the 2022 target. Ambition Zero Carbon Approximately 5% of global GHG emissions come from the healthcare sector, from mineral extraction and processing through to use of medicines and their disposal. We are accelerating the delivery of net-zero healthcare and our progress towards net-zero. We were one of the first companies to have our net-zero targets across Scope 1, 2 and 3 verified under the Science Based Targets initiative Net-Zero Corporate Standard. Near-term targets: > 98% reduction in Scope 1 and 2 GHG emissions by 2026 from 2015 baseline, maximising our transition to electric vehicles in our road fleet (EV100) by the end of 2025, and using 100% renewable energy (RE100) for electricity and heat by 2025. > Reducing energy consumption by 10% and doubling energy productivity (EP100) from 2015 to 2025. > Launching first next-generation respiratory inhalers with near-zero climate impact by 2025. > Aligning supplier spend (Scope 3) with companies with approved science-based targets by 2025. > Planting and stewarding over 50 million trees by end of 2025 as a nature-based solution, through our global AZ Forest initiative. Longer-term targets: > 50% reduction in total Scope 3 emissions by 2030 and 90% reduction by 2045, from 2019 baseline. > Carbon negative for all residual emissions from 2030 and science-based net-zero by 2045. > Transition to next-generation respiratory inhalers with near-zero climate impact. A transition plan with actionable steps to meet the targets is disclosed in our Sustainability Report. Our goal of becoming carbon negative across our entire value chain by 2030 recognises that total emissions from our value chain partners are significantly larger than our own direct operations. We are pledging to engage our suppliers to reduce their direct emissions through to 2030 and identify carbon removal options that will lead to more carbon dioxide (CO2) removed from the ) atmosphere than added to it. For more information, see our Sustainability Report on ZZZDVWUD]HQHFDFRPVXVWDLQDELOLW\UHVRXUFHVKWPO Product sustainability People and the planet benefit from those medicines that have the smallest possible environmental impact, while maintaining medical efficacy and safety. As technologies and healthcare systems evolve, so should solutions to reduce energy, water, material use, waste and pollution generated from designing, manufacturing and delivering medicines to patients. We follow a life-cycle approach that covers all stages of our products and our internal Product Sustainability Index ensures we understand their environmental impacts and prioritise improvement opportunities. A key product-related element of our Ambition Zero Carbon strategy is our commitment to developing a next-generation pressurised metered-dose inhaler (pMDI) using the propellant HFO-1234ze, which has a near-zero global warming potential, in partnership with Honeywell. This is a significant innovation given the clinical need for pMDIs. In 2022, project milestones achieved included the Phase III investment decision, initiation of pivotal studies, first delivery of commercial-grade propellant from Honeywell and positive regulatory interactions globally. As part of our commitment to drive thought leadership and innovation to manage Pharmaceuticals in the Environment, we lead the Innovative Medicines Initiative PREMIER project, a public-private partnership between the European Commission and EFPIA. One aim is to develop tools to identify potential environmental risks of APIs earlier in drug development and make these tools and data more visible and accessible to all stakeholders. We also lead our industry with respect to reporting API emissions from manufacturing and through our EcoPharmacoVigilance (EPV) programme. Natural resources The conservation and sustainable use of natural resources, along with the protection and restoration of ecosystems, is vital to shape a healthy future and tackle the environmental drivers of disease. We are committed to reducing our impact on the planet through the efficient, circular use of natural resources across the value chain. This includes responsible sourcing, consumption, production, and disposal. We also invest in nature and aim to protect biodiversity to improve both environmental and societal health. Circular economy ‘Circularity’ is a key tool for conserving natural resources, designing out waste and pollution, keeping products and materials in use (for example by designing for durability and recycling) and avoiding non-renewable resources. In 2022, we implemented projects to enable circular use of natural resources within our sites in Sweden. At our operations site in Södertälje, recycling condensate and rejected purified water will deliver savings of 150,000m3 of water annually. Our R&D site in Gothenburg is recovering and reusing over 95% of liquid helium, an increasingly scarce natural resource. Water stewardship In 2022, we increased the ambition of our 2025 water efficiency target, now aiming to reduce water use by 20% from 2015 baseline levels, in support of water security and resilience. Moving beyond efficiency, we are working in partnership with our stakeholders, including the World Wide Fund for Nature Sweden, to further adopt water stewardship practices in alignment with the Alliance for Water Stewardship Standard and to set long-term contextual targets at high-risk sites by 2025. AZ Forest We have AZ Forest activities in Australia, Indonesia, and the UK, in addition to two new projects announced in 2022: > In Ghana, we committed to planting and maintaining over three million trees to support natural forest restoration and community-led agroforestry. > In the US, we committed to planting and maintaining one million trees, contributing to the restoration of water quality and wildlife habitats in the Delaware River Watershed. Since 2020, AZ Forest has planted more than 10.5 million trees.

The Code asks employees to report possible violations and provides information on how to do so, including via the AZ Ethics helpline or website. AZ Ethics is also available to third parties. Reports can be made anonymously where desired and permitted by local law. Anyone who raises a potential breach in good faith is fully supported by management; retaliation is not tolerated. The majority of cases come to our attention through self-reporting to line managers or local Human Resources, Legal or Compliance. In 2022, 490 reports of alleged compliance breaches or other ethical concerns were made through AZ Ethics, including anonymous reports that could be considered whistleblowing (2021: 416). A Finance Code complements the Code and applies to the CFO, the Group’s principal accounting officers (including key finance staff in all overseas subsidiaries) and all managers in the finance function. This reinforces the importance of the integrity of the Group’s Financial Statements, the reliability of the accounting records on which they are based, and the robustness of the relevant controls and processes. For more information on our Ethics and transparency focus areas, see Champions of inclusion and diversity, DQG:RUNIRUFHVDIHW\DQGKHDOWKRQSDJH Ethics and transparency BV We seek to create positive societal impact and embed ethical behaviour in all our business activities, markets and value chain. We promote ethical, transparent and inclusive policies internally as well as with our partners and suppliers. It is important that we create value beyond the impact of our medicines. Building trust through integrity, transparency and fair treatment is central to everything we do. Achievements in 2022 > 49.5% of our senior roles are filled by women. > 83% of employee survey respondents feel they can speak their mind at work. Code of Ethics We are committed to high ethical standards. Our Code of Ethics (the Code) embodies our Values, expected behaviours, principles and policies. It applies to all Executive and Non-Executive Directors, officers, employees and contract staff of our worldwide Group. The Code empowers employees to make decisions in the best interests of the Group, the communities in which we work and the people we serve. It focuses on why our commitments matter and is at the core of our compliance programme. It has been translated into approximately 40 languages and guides employees on how to make the best choices and act in a consistent, responsible way. Our mandatory training reminds employees of our commitments. In 2022, 100% of all active employees completed annual training on the Code. The Code includes high-level Global Policies covering Science, Interactions, Workplace and Sustainability. These policies are complemented by Global Standards. We also have additional global, local and functional requirements to support employees in their daily work. For more information, see our Code, Global Policies and Position Statements on our website, ZZZDVWUD]HQHFDFRPVXVWDLQDELOLW\UHVRXUFHVKWPO Non-Financial Information Statement Under sections 414CA and 414CB of the Companies Act 2006, as introduced by the Companies, Partnerships and Groups (Accounts and Non-Financial Reporting) Regulations 2016, AstraZeneca is required to include, in its Strategic Report, a QRQƮQDQFLDOVWDWHPHQWFRQWDLQLQJFHUWDLQ information. As required by the Regulations, the Strategic Report contains information on the following matters, which include references to our relevant policies, due diligence processes and information on how we are performing against various measures in these areas: > Anti-bribery and anti-corruption, see page 41. > Code of Ethics, see 51. > Access to healthcare, see page 49. > Environmental protection, see page 50. > People, see page 45. > Human rights, see page 46. ,QIRUPDWLRQRQWKH*URXSŞV3ULQFLSDO5LVNV LVLQFOXGHGLQ5LVN2YHUYLHZ VHHIURPSDJH  DQGLQIRUPDWLRQRQWKHQRQƮQDQFLDONH\ performance indicators relevant to our business is included in Key Performance Indicators (see from page 14). A description of our business model is contained in Business Model and Life-cycle of a Medicine (see from page 12). “ An ethical business culture is an LPSHUDWLYHDJDLQVWDEDFNJURXQGRI reputational, legal, regulatory and ORQJWHUPVXVWDLQDELOLW\ULVNVDQGZH are committed to increasing public WUXVWLQRXULQGXVWU\š AstraZeneca Annual Report & Form 20-F Information 2022 51 Strategic Report Corporate Governance Financial Statements Additional Information Business Review / People and Sustainability Ethics and transparency BV We seek to create positive societal impact and embed ethical behaviour in all our business activities, markets and value chain. We promote ethical, transparent and inclusive policies internally as well as with our partners and suppliers. It is important that we create value beyond the impact of our medicines. Building trust through integrity, transparency and fair treatment is central to everything we do. Achievements in 2022 > 49.5% of our senior roles are filled by women. > 83% of employee survey respondents feel they can speak their mind at work. Code of Ethics We are committed to high ethical standards. Our Code of Ethics (the Code) embodies our Values, expected behaviours, principles and policies. It applies to all Executive and Non-Executive Directors, officers, employees and contract staff of our worldwide Group. The Code empowers employees to make decisions in the best interests of the Group, the communities in which we work and the people we serve. It focuses on why our commitments matter and is at the core of our compliance programme. It has been translated into approximately 40 languages and guides employees on how to make the best choices and act in a consistent, responsible way. Our mandatory training reminds employees of our commitments. In 2022, 100% of all active employees completed annual training on the Code. The Code includes high-level Global Policies covering Science, Interactions, Workplace and Sustainability. These policies are complemented by Global Standards. We also have additional global, local and functional requirements to support employees in their daily work. The Code asks employees to report possible violations and provides information on how to do so, including via the AZ Ethics helpline or website. AZ Ethics is also available to third parties. Reports can be made anonymously where desired and permitted by local law. Anyone who raises a potential breach in good faith is fully supported by management; retaliation is not tolerated. The majority of cases come to our attention through self-reporting to line managers or local Human Resources, Legal or Compliance. In 2022, 490 reports of alleged compliance breaches or other ethical concerns were made through AZ Ethics, including anonymous reports that could be considered whistleblowing (2021: 416). A Finance Code complements the Code and applies to the CFO, the Group’s principal accounting officers (including key finance staff in all overseas subsidiaries) and all managers in the finance function. This reinforces the importance of the integrity of the Group’s Financial Statements, the reliability of the accounting records on which they are based, and the robustness of the relevant controls and processes. For more information on our Ethics and transparency focus areas, see Champions of inclusion and diversity, DQG:RUNIRUFHVDIHW\DQGKHDOWKRQSDJH Non-Financial Information Statement Under sections 414CA and 414CB of the Companies Act 2006, as introduced by the Companies, Partnerships and Groups (Accounts and Non-Financial Reporting) Regulations 2016, AstraZeneca is required to include, in its Strategic Report, a QRQƮQDQFLDOVWDWHPHQWFRQWDLQLQJFHUWDLQ information. As required by the Regulations, the Strategic Report contains information on the following matters, which include references to our relevant policies, due diligence processes and information on how we are performing against various measures in these areas: > Anti-bribery and anti-corruption, see page 41. > Code of Ethics, see 51. > Access to healthcare, see page 49. > Environmental protection, see page 50. > People, see page 45. > Human rights, see page 46. ,QIRUPDWLRQRQWKH*URXSŞV3ULQFLSDO5LVNV LVLQFOXGHGLQ5LVN2YHUYLHZ VHHIURPSDJH  DQGLQIRUPDWLRQRQWKHQRQƮQDQFLDONH\ performance indicators relevant to our business is included in Key Performance Indicators (see from page 14). A description of our business model is contained in Business Model and Life-cycle of a Medicine (see from page 12).

EU Taxonomy Disclosure

Assessment

The EU Taxonomy (Regulation (EU) 2020/852) and associated Delegated Acts represent an evolving reporting framework and are part of the EU's measures towards climate goals. The EU Taxonomy (Taxonomy) is a classification system for sustainable economic activities. An economic activity is Taxonomy-eligible if it is described in the Taxonomy Delegated Acts. An economic activity is Taxonomy-aligned if it makes a substantial contribution to one or more of the specified environmental objectives, meets specified Do-No-Significant-Harm (DNSH) criteria, and is carried out in compliance with specified minimum social safeguards.

Information prepared under this disclosure is consistent with our Consolidated Financial Statements for the year ended 31 December 2022, and comparatives, prepared under the basis of preparation detailed in our Group Accounting Policies on page 142.

Capital expenditure was assessed for Taxonomy-eligibility on a project basis. Operating expenditures were assessed for Taxonomy-eligibility based on the nature of expense. Taxonomy-alignment assessments were conducted on an activity level, based on our Global Standards and Policies. No activity was assessed as fully Taxonomy-aligned in 2022. Double-counting was avoided by reconciliation to underlying financial records.

The Taxonomy is still in development by the EU and company specific assumptions are required to fulfil the reporting requirements.

Revenue

The Taxonomy-eligible Revenue KPI is defined as Taxonomy-eligible Revenue divided by Total Revenue, which corresponds to 'Total Revenue' in our Consolidated Statement of Comprehensive Income as detailed on page 138.

The Group's revenues are wholly derived from the business of pharmaceuticals, which is not currently covered by the EU Taxonomy and therefore cannot be considered for Taxonomy-eligibility. Consequently our Revenue KPI for the year ended 31 December 2022 is 0% (2021: 0%).

Capital expenditure

The Taxonomy-eligible capital expenditure (Capex) KPI is defined as Taxonomy-eligible Capex divided by Total Capex.

> Taxonomy-eligible Capex is capex related to assets or processes associated with Taxonomy-eligible activities or the purchase of output from Taxonomy-eligible economic activities.

> Total Capex corresponds to the total of the 'Additions through business combinations' and 'Capital expenditure' movement types as detailed in Note 7 – Property, plant and equipment (page 159), the total of the 'Additions – separately acquired' and 'Additions through business combinations' movement types as detailed in Note 8 – Leases Right-of-use assets (page 160), and the total of the 'Additions – separately acquired' and 'Additions through business combinations' movement types as detailed in Note 10 – Intangible assets (page 161).

The Group's Taxonomy-eligible Capex KPI for the year ended 31 December 2022 is 14% (2021: 2%). The 2021 comparative is low due to the inclusion of $26,955 million relating to intangible assets recognised as part of the acquisition of the Alexion business in the Total Capex comparative for the year. The eligible activities are presented in the table below.

Operating expenditure

The Taxonomy-eligible operating expenditure (Opex) KPI is defined as Taxonomy-eligible Opex divided by Taxonomy-defined Opex.

> The Group's Taxonomy-eligible Opex is expenses related to assets or processes associated with Taxonomy-eligible economic activities or the purchase of output from Taxonomy-eligible economic activities.

> The Group's Taxonomy-defined Opex is the total of R&D expenses, and other direct non-capitalised costs that relate to building renovation measures, short-term leases, maintenance and repair, and any other direct expenditures incurred in the day-to-day servicing of assets of Property, plant and equipment.

The Group's Taxonomy-eligible Opex KPI for the year ended 31 December 2022 is 2% (2021: 2%). The low proportion is primarily due to the majority of the Group's Taxonomy-defined Opex consisting of Pharmaceutical R&D expenses of $9,762 million (2021: $9,736 million), which is not currently covered by the EU Taxonomy. The eligible activities are presented in the table below.

Taxonomy eligibility and alignment[1]

	Capex					Opex				
	2022			2021		2022			2021	
	Total Capex	Taxonomy-eligible Capex	Taxonomy-aligned Capex	Total Capex	Taxonomy-eligible Capex	Total Opex	Taxonomy-eligible Opex	Taxonomy-aligned Opex	Total Opex	Taxonomy-eligible Opex
Economic activity[2]	$m	%	%	$m	%	$m	%	%	$m	%
6.5 Transport by motorbikes, passenger cars and light commercial vehicles	3,519	2	0	30,462	0	10,076			10,028	
7.1 Construction of new buildings		8	0		2					
7.2 Renovation of existing buildings		2	0		0					
7.7 Acquisition and ownership of buildings		0	0		0		2	0		2
8.1 Data processing, hosting and related activities		1	0		0					
8.2 Computer programming, consultancy and related activities		1	0		0					

1 Percentages are subject to rounding.
2 As per EU Taxonomy definition.

52 AstraZeneca Annual Report & Form 20-F Information 2022 Strategic Report

Strategic Report | Corporate Governance | Financial Statements | Additional Information

Task Force on Climate-related Financial Disclosures Summary Statement

Our commitment to climate change

We support the Task Force on Climate-related Financial Disclosures (TCFD) framework, and our disclosures are consistent with the four TCFD recommendations and the 11 recommended disclosures, in line with the compliance requirements of Listing Rule 9.8.6R(8) of the UK Financial Conduct Authority. Page 54 sets out the required disclosures in more details and explains where further information can be found. To enable us to cover all required information, such as methodology and results, we also refer to other documents outside this Annual Report.

We have applied the TCFD framework annually since 2020 and continued to apply it to describe activities conducted in 2022. All our business operations worldwide are in scope, unless otherwise stated. The framework applies a risk-based approach, focusing on material risks and opportunities. Future expansions to medium- and low-risk areas are indicated by section.

To future-proof the supply of medicines to patients, over 2020/21 we conducted a broad physical climate risk screening of our sites, followed by deep dive assessments at 29 locations (including manufacturing sites, R&D hubs and IT centres) to understand exposure risk to extreme weather events, and possible revenue impact from disruption to business-critical activities. From 2021, we widened our approach to screen over 750 suppliers with a critical role in patient supply, to understand climate vulnerability in the upstream value chain for 10 selected medicines. This ensures all required mitigation measures are in place or planned, to manage future climate risks based on a worst-case scenario.

Transition risks and opportunities are screened for medicines by using Life Cycle Assessment (LCA) data and carbon intensity. Highest risks were identified across asthma and COPD products. Transitioning to near-zero Global Warming Potential (GWP) propellants between 2025 and 2030 is part of our $1 billion Ambition Zero Carbon strategy to accelerate the decarbonisation of our business and transform climate risks into opportunities. Our greenhouse gas (GHG) emissions reduction targets and progress are disclosed on pages 50 and 218.

In many cases, mitigation measures are already in place to address both physical and transition risks with no material impact on our business model and climate risk is not currently considered to be a Principal Risk for the Group. However, the risk 'Failure to meet regulatory expectations on environmental impact, including climate change' is a component of the Group's risk landscape within the Annual Report. This TCFD statement has been shared with our Board and Audit Committee.

For further information relating to our TCFD disclosures, see our 2022 TCFD Extended report on our website, www.astrazeneca.com/annualreport2022.

Our CDP response, based on 2021 performance, provides further information on our approach to climate change, available at www.cdp.net/en.

For further information see our Sustainability Report, which describes our approach and progress, based on our sustainability focus areas on our website, www.astrazeneca.com/sustainability.

For further information see our Sustainability Data Summary, which provides performance measures and targets with at least three years of data, where available, on our website, www.astrazeneca.com/sustainability.

For more information, see the Risk supplement on our website, www.astrazeneca.com/annualreport2022.

Key

- ● Low risk
- ● Medium risk
- ● High risk
- ● Opportunity

Time horizon for impact

- Short-term: 1–3 years
- Mid-term: 3–7 years
- Long-term: 7–25 years

Climate risk summarised

Risk or opportunity	Time horizon Short/Mid/Long	Potential impact	How it is managed
Physical risks	Medium / Medium / Medium	> Increased extreme heat events and cooling needs impacting compliance with Good Manufacturing Practice. > Heavy rainfall causing local flooding and/or landslides. > Water stress affecting access to water used in operations. > High winds damaging structures.	Identified risks are addressed in local business continuity plans or by technical mitigations integrated into site master plans.
Transition risks and opportunities	Low / Medium / Opportunity	Healthcare providers increasing demand for products and services with low GHG footprint, to meet net-zero ambitions.	Transition to near-zero GWP propellants across respiratory portfolio from 2025 to 2030.
	Low / Medium / Opportunity	Changes in F-gas regulations and their impact on respiratory medicines.	We advocate a phased transition of the new EU F-gas regulation to earliest 2030, if the medicinal exemption is lifted, to ensure patient safety, and allow time for regulatory approvals and transition to low or near-zero GWP propellants.
	Low / Medium / Opportunity	Carbon pricing and future environmental taxation.	Ambition Zero Carbon mitigates future value chain pricing and taxation exposure.
	Low / Medium / Opportunity	Supply/demand of renewable energy.	Annual investment of approximately $25 million in natural resource reduction programme, and collaborations to scale access to renewable energy in the supply chain.
	Low / Medium / Opportunity	Change in raw material or sourcing costs.	Supply chain engagements include transition to low-carbon economy preparedness.

Task Force on Climate-related Financial Disclosures Summary Statement | AstraZeneca Annual Report & Form 20-F Information 2022 | 53

Task Force on Climate-related Financial Disclosures Summary Statement BV *continued*

Key

- TCFD Statement
- Annual Report
- Sustainability Report
- Sustainability Data Summary

TCFD Framework and recommended disclosures	AstraZeneca current status	Links to more information on key developments.
Governance		
Describe the Board's oversight of climate-related risks and opportunities.	Our Board Sustainability Committee was established to monitor the execution of our sustainability strategy.	page 2 pages 48, 95, and 98 page 8
Describe management's role in assessing and managing climate-related risks and opportunities.	Our CEO is responsible to the Board for the development and performance of our climate strategy and related risks and opportunities, as part of his overall responsibilities. The TCFD Steering Group coordinates management of physical and transitional climate risks and opportunities.	page 2 page 48 pages 8 and 19
Strategy		
Describe the climate-related risks and opportunities the organisation has identified over the short, medium, and long term.	Physical risks from climate change are primarily disruption or delays to manufacturing or distribution, and/or impairment due to failure of cold chain logistics, and increased liability insurance premiums and reputational damage – see table on page 53. Transition risks and opportunities are primarily regulatory and market changes, and/or pressure and ability to reduce product carbon footprints and decarbonise our value chain – see table on page 53.	pages 4 to 10 pages 19 to 22
Describe the impact of climate-related risks and opportunities on the organisation's businesses, strategy, and financial planning.	We are taking enterprise-wide action to reduce our GHG emissions from our global operations and fleet by 98% by 2026 (from a 2015 baseline) with a $1 billion budget. We aim to halve our entire value chain footprint (Scope 3) by 2030, to achieve a 90% reduction by 2045 (from a 2019 baseline) and reach our net-zero Science-based targets (SBTs) to fully prepare for a low-carbon economy. Our transition plan to net-zero is disclosed in our Sustainability Report as a response to FCA requirement 2021/61 9.8.6F.	pages 4 to 10 pages 19 to 24
Describe the resilience of the organisation's strategy, taking into consideration different climate-related scenarios, including a 2°C or lower scenario.	We are building resilience against a worst-case scenario (RCP8.5) in our supply chain by investing in mitigation in at-risk sites, supply chain design, and inventory levels, to manage interruption risks. No material business impact from such short-term events is foreseen. Value chain decarbonisation, with net-zero targets aligned to a 1.5°C scenario, will secure low-carbon economy resilience and scale opportunities in progressive markets.	pages 1, 3 and 5
Risk management		
Describe the organisation's processes for identifying and assessing climate-related risks.	Climate assessments integrated into overall enterprise risk management, inform the enterprise of specific risks and opportunities posed by climate change and/or transition to a low-carbon economy.	pages 1 and 2 pages 56, 57, and 98 pages 19 to 26
Describe the organisation's processes for managing climate-related risks.	Identified risks are addressed in local business continuity plans or by technical mitigations in site master plans. Mid- and long-term financial planning includes required investments. Ambition Zero Carbon is reducing our GHG footprint, mitigating some transition risks, and protecting revenue.	pages 1 2 and 4 to 10 pages 50, 56, 57, and 98 pages 19 to 26
Describe how processes for identifying, assessing, and managing climate-related risks are integrated into the organisation's overall risk management.	Identified risks are managed locally and escalated to functional and/or enterprise level if material.	pages 1, 2 and 4 to 6 pages 56, 57 and 98 pages 19 to 26

54 AstraZeneca Annual Report & Form 20-F Information 2022 Strategic Report

Strategic Report Corporate Governance Financial Statements Additional Information

TCFD Framework and recommended disclosures	AstraZeneca current status	Links to more information on key developments.
Metrics and targets		
Disclose the metrics used by the organisation to assess climate-related risks and opportunities in line with its strategy and risk management process.	GHG footprint and progress towards short- and long-term targets are reported in line with World Resources Institute GHG Protocol guidance and disclosed separately in our Sustainability Data Summary www.astrazeneca.com/sustainability/resources.html Data in the TCFD report is assured by Bureau Veritas.	page 11 pages 50 and 218 pages 20 and 21 pages 5 to 9
Disclose Scope 1, Scope 2 and, if appropriate, Scope 3 GHG emissions and the related risks.	GHG footprint and progress towards short-and long-term targets are reported in line with World Resources Institute GHG Protocol guidance and disclosed separately in our Sustainability Data Summary www.astrazeneca.com/sustainability/resources.html	pages 50 and 218 pages 20 and 21 pages 5 to 9
Describe the targets used by the organisation to manage climate-related risks and opportunities and performance against targets.	Relevant metrics and KPIs in our Sustainability Data Summary reflect the extent of decarbonisation and thereby reduced exposure to transition risks, as well as showing future opportunities.	pages 1 and 2 page 50 pages 20 and 21 pages 5 to 9

Task Force on Climate-related Financial Disclosures Summary Statement AstraZeneca Annual Report & Form 20-F Information 2022 55

Sustainability
supplementary information

External assurance

Bureau Veritas has provided independent external assurance to a limited level on the following sustainability information contained within this Annual Report:

- Commitment to society, see page 5.
- Bioethics, including Clinical trial transparency, Research use of human biological samples and Animal research, see page 38.
- Healthcare in low- and middle-income countries, see page 41.
- Responsible sales and marketing, see page 41.
- Anti-bribery and anti-corruption, see page 41.
- Responsible Supply Chain, see page 42.
- Performance indicators, Sustainability, see page 44.
- Human rights, see page 46.
- Employee relations, see page 46.
- Workforce safety and health, see page 46.
- Sustainability, including our approach to sustainability, Governance, Benchmarking and assurance and Sustainabilty strategy see page 48.
- Access to healthcare, including Equitable access, Affordability and pricing, Health system resilience, see page 49.
- Environmental protection, including Ambition Zero Carbon, Product sustainability, Natural resources, see page 50.
- Ethics and transparency, including Code of ethics, see page 51.
- EU Taxonomy, see page 52.
- Task Force on Climate-related Financial Disclosures Summary Statement, see pages 53 to 55. See our full TCFD statement on our website, www.astrazeneca.com/annualreport2022.
- GHG reporting, see page 218.

BV Used throughout this Annual Report to denote the sustainability information listed above, which has been independently assured by Bureau Veritas.

Based on the evidence provided and subject to the scope, objectives and limitations defined in the full assurance statement, nothing has come to the attention of Bureau Veritas causing them to believe that the sustainability information contained within this Annual Report is materially misstated. Bureau Veritas is a professional services company that has a long history of providing independent assurance services in environmental, health, safety, social and ethical management and disclosure.

The full assurance statement, which includes Bureau Veritas' scope of work, methodology, overall opinion, and limitations and exclusions, is available on our website, www.astrazeneca.com.

GHG reporting BV

We have reported on all of the emission sources required under the Quoted Companies GHG Emissions (Directors' Reports) Regulations 2013. These sources fall within our consolidated Financial Statements. We do not have responsibility for any emission sources that are not included in our consolidated Financial Statements.

Global GHG emissions data for the period 1 January 2022 to 31 December 2022[1]

	Tonnes CO_2e		
	2022	2021	2020
Emissions from:			
Scope 1: Combustion of fuel and operation of facilities[2,5]	**245,117**	246,705	239,459
Scope 2 (Market-based): Electricity (net of market instruments), heat, steam and cooling purchased for own use[3,5]	**18,491**	21,135	32,218
Scope 2 (Location-based): Electricity, heat, steam and cooling purchased for own use[3,5]	**195,126**	207,003	228,727
Company's chosen intensity measurement: Scope 1 + Scope 2 (Market-based) emissions reported above normalised to million US dollar revenue	**5.94**	7.00	8.00
Scope 3 Total: Emissions from all 15 GHG Protocol Scope 3 Categories	**6,388,133**	6,017,727	5,689,936
Scope 3 intensity measurement: Scope 3 emissions from all 15 GHG Protocol Scope 3 Categories normalised to million US dollar revenue	**144.04**	147.66	174.07
	MegaWatt hours (MWh)		
Total energy consumption[4,5]	**1,636,031**	1,740,519	1,699,868

1 Regular review of the data is carried out to ensure accuracy, consistency and reflect major business changes. This has led to changes in the data from previous years. The majority of adjustments made are not material individually, except for (i) Scope 3 category 1 purchased goods and services (methodology update to transition relevant procurement spend categories from a spend based emissions database to product life cycle assessment (LCA) data, thereby improving accuracy; Additional small improvements have been made to spend based methodology emission factors in this category; (ii) Scope 3 Category 9 downstream transportation and distribution (methodology update to use production data and updated assumptions to account for the footprint associated with patient travel). High uncertainty of this category means further review is ongoing to improve the methodology; (iii) Scope 3 Category 12 end of life treatment of sold products (methodology update to transition from spend based approach to emissions calculated using production and LCA data).

2 Included in this section are GHGs from direct fuel combustion, process and engineering emissions at our sites and from fuel use in our vehicle fleet.

3 GHGs from imported electricity are calculated using the GHG Protocol Scope 2 Guidance (January 2015) requiring dual reporting using two emissions factors for each site – Market-based and Location-based. Our corporate emissions reporting and targets follow the Market-based approach. We have used the GHG Protocol Corporate Accounting and Reporting Standard (revised edition). Emission factors for electricity have been derived from the International Energy Agency, USEPA eGRID, US Green-e and the Association of Issuing Bodies databases and for all other fuels and emission sources from the 2006 IPCC Guidelines for National Greenhouse Gas Inventories.

4 The aggregate of: (i) the annual quantity of energy consumed from activities for which the Company is responsible, including the combustion of fuel at a facility or the operation of any facility and (ii) the annual quantity of energy consumed resulting from the purchase of electricity, heat, steam or cooling by the Company for its own use.

5 Under the Companies (Directors' Report) and Limited Liability Partnerships (Energy and Carbon Report) Regulations 2018, the Company needs to disclose what proportion of this figure relates to energy use in the UK and offshore area. For 2022, the proportion of total global energy and emissions originating from AstraZeneca's UK and offshore area footprint were as follows: energy use 371 GWh (21%); Scope 1 site energy and road fleet emissions 60 ktCO_2e (24%); Scope 2 site imported energy emissions using Market-based accounting 0 ktCO_2e (0%); Scope 2 site imported energy emissions using Location-based accounting 12 ktCO_2e (6%). In the period covered by the report AstraZeneca has installed LED lighting, implemented cooling tower improvements on the combined heat and power plant, and maintained ISO50001 at its Macclesfield, UK, manufacturing facility.

For more information, see Environmental protection from page 50.
For more information, see our Sustainability Report on our website, www.astrazeneca.com/sustainability.

218 AstraZeneca Annual Report & Form 20-F Information 2022 Additional Information